\                                EXHIBIT 99.1

Energy BioSystems Corporation Demonstrates Proprietary Gene Shuffling Technology



         THE  WOODLANDS,  TEXAS  (February  7,  2000)  .  .  .Energy  BioSystems
Corporation   (NASDAQ:ENBC)   announced   today  that  it  has   completed   the
demonstration of a new, proprietary gene shuffling technology. Gene shuffling is a powerful method to create millions of new variant genes coding for enzymes with improved properties. The company has successfully applied the technology to its biodesulfurization development efforts and is now exploring opportunities
for  the  technology  in  areas  beyond  biorefining   including  the  chemical,
pharmaceutical  and  agricultural  biotechnology  sectors.   "Difficulties  with
existing methods to generate genetic diversity prompted us to develop our own technologies," noted Dr. Daniel J. Monticello, Vice President of Research and Development at ENBC. "We've successfully used this new gene shuffling technique in our directed evolution program to combine the best properties of related
desulfurization   enzymes  and  generate  superior  strains.  Our  approach  has important advantages over known technologies and has accelerated our development program." Dr. Monticello will be disclosing certain details of the technology and its implications to ENBC's projects at the IBC "Annual World Congress on Enzyme Technologies 2000" in February (www.ibcusa.com).
         Dr. Peter  Policastro,  CEO and President of ENBC,  indicated  that the
technology  was  part  of  a  comprehensive   effort  to  expand  the  Company's
capabilities. "In 1999, we implemented a strategic initiative to capitalize on our unique genetic capabilities. The demonstration of our proprietary gene shuffling technology creates both new and complementary business opportunities. Our gene shuffling technology has already made a significant impact on our biodesulfurization program. We intend to apply these capabilities to other projects in the ENBC pipeline and to other opportunities as we identify them."
         Energy BioSystems Corporation is a biotechnology company applying state-of-the art, proprietary directed evolution techniques to accelerate the development and commercialization of biocatalyst-based processes for petroleum refining, petrochemicals and fine chemicals production. The Company's primary focus has been development of biocatalytic desulfurization (BDS), a proprietary process involving the use of enzymes to remove sulfur from oil. Additional information about Energy BioSystems is available at the company's web site: www.energybiosystems.com.
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         This document contains  forward-looking  statements that are subject to certain risks, uncertainties and assumptions, including but not limited to, the company's ability to raise additional capital on a timely basis on favorable terms, the development of the company's proprietary technology, government regulations, competitive technologies, and the company's ability to control expenditures. Should one or more of such risks and uncertainties materialize, or
should  underlying   assumptions  prove  incorrect,   actual  results  may  vary
materially from those indicated in such forward-looking statements. For a discussion of such risks and assumptions, see "Risk Factors" included in the company's annual report on Form 10-K for the year ended December 31, 1998.